Exhibit 99.1

Federal-Mogul Signs Definitive Agreement to Purchase

the Engine Valve Business of TRW

Acquisition is strategic fit; expands Federal-Mogul’s core powertrain business

Southfield, Michigan, September 10, 2014.Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced that its Powertrain division has entered into a definitive purchase agreement to acquire TRW’s engine valve business.

The TRW engine valve business – a leading developer and supplier of engine valves for passenger car engines, heavy-duty engines and large-bore engines for industrial and marine applications with annual global sales of $610 million – employs 5,400 people in 12 countries. The transaction is subject to regulatory and other approvals, and is expected to close in the first quarter of 2015.

“The TRW acquisition is a sign of our commitment to the long-term development of Federal-Mogul’s Powertrain division in order to enable its growth and to create value for the company’s customers and shareholders,” said Carl Icahn, Chairman of the Board of Federal-Mogul Holdings Corporation.

Federal-Mogul’s Powertrain division is a leading provider of powertrain components, designing and manufacturing products for automotive, heavy-duty, industrial and marine applications. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle performance.

“We are very pleased to bring TRW’s engine valve business into Federal-Mogul Powertrain as it will add a completely new product line to our portfolio, strengthen our market position as a leading developer and supplier of core components for engines, and enhance our ability to support our customers to improve fuel economy and reduce emissions,” said Rainer Jueckstock, Co-CEO, Federal-Mogul Holdings Corporation and CEO, Powertrain.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and marine applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo®, Jurid® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs more than 45,000 people in 34 countries. For more information, please visit www.federalmogul.com.

Media Contact:

Paula Silver

Paula.Silver@federalmogul.com

248.354.3045

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